Exhibit 99.1

Limelight Networks Announces Launch of Public Offering

TEMPE, Ariz.—(November 29, 2017)— Limelight Networks, Inc. (NASDAQ: LLNW), a global leader in digital content delivery, announced today the launch of an underwritten public offering of shares of its common stock by certain selling stockholders affiliated with Goldman Sachs Group Inc.

Cowen and Company, LLC and B. Riley FBR, Inc. will act as joint lead book-running managers for the offering.

The offering will be made only by means of a prospectus and prospectus supplement. You may obtain these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively the prospectus and prospectus supplement may be obtained from Cowen and Company, LLC, c/o Broadridge Financial Services, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (631) 274-2806 or by fax at (631) 254-7140 or from B. Riley FBR, Inc., Attention: Prospectus Department, 11100 Santa Monica Blvd., Suite 800, Los Angeles, CA 90025, telephone: 310-689-2220.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Limelight

Limelight Networks, Inc., (NASDAQ: LLNW), a global leader in digital content delivery, empowers customers to better engage online audiences by enabling them to securely manage and globally deliver digital content, on any device. The company’s Limelight Orchestrate Platform includes a global infrastructure with a fully-integrated suite of capabilities and services to help you address all your content delivery needs. The Orchestrate Platform solves your most important content delivery challenges so you can deliver the next great digital experience anywhere. For more information, visit www.limelight.com, follow us on Twitter, Facebook, and LinkedIn.

Limelight Networks, Inc.

Sajid Malhotra, 602-850-5000

Chief Financial Officer

ir@llnw.com